UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 26, 2012

INTEGRATED SURGICAL SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-12471	68-0232575
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

401 Wilshire Boulevard, Suite 1020 Santa Monica, California		90401
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (310) 526-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 8.01. Other Events.

Clearsign Combustion Corporation (“Clearsign”) completed an initial public offering on April 25, 2012 selling 3,000,000 shares of its common stock at $4.00 per share, and trading under symbol CLIR on the NASDAQ.  The shares of common stock of ClearSign previously acquired in a private placement by Integrated Surgical Systems, Inc. (“ISS”) were registered as part of the offering.

On April 24, 2012, the board of directors of ISS declared a dividend to the shareholders of ISS, of an aggregate of 450,000 shares of common stock of ClearSign Combustion Corporation (“ClearSign”). The dividend was at the rate of 0.05513475 shares of ClearSign for each share of common stock of ISS, which equates to one share of common stock of ClearSign for approximately 18.137 shares of ISS that you own. If you are due a fractional share of common stock of ClearSign as a result of the dividend, we have arranged that you will be rounded up to the nearest number of whole shares of ClearSign, based on an aggregate holding basis.

The record date of the dividend is May 9, 2012 and the payment date of the dividend is May 23, 2012.

The distribution is being made pursuant to a registration statement prepared for the distribution by ClearSign. Stockholders of ISS do not need to do anything further to receive the dividend of the ClearSign shares. This distribution of ClearSign shares of common stock will not affect the number of shares you hold in ISS. By this dividend you the shareholders of ISS will become shareholders of ClearSign.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTEGRATED SURGICAL SYSTEMS, INC.
(Registrant)

April 26, 2011	By:	/s/ Gary Schuman
Gary Schuman
Chief Financial Officer